Exhibit 99.1

News Release For more information, please contact: Investors: Dexter Congbalay 224-306-1535 dexter.congbalay@lambweston.com Media: Shelby Stoolman 208-424-5461 shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Third Quarter 2024 Results; Updates Fiscal Year 2024 Outlook
Third Quarter Fiscal 2024 Highlights
•GAAP and Non-GAAP results include a temporary, higher-than-expected impact from the transition to a new enterprise resource planning system in North America and a $25 million pre-tax charge(1) for the write-off of excess raw potatoes
•GAAP Results as Compared to Third Quarter Fiscal 2023:
◦Net sales increased 16% to $1,458 million, including $357 million of incremental sales attributable to the LW EMEA Acquisition
◦Income from operations declined 16% to $224 million
◦Net income declined 17% to $146 million
◦Diluted EPS declined 17% to $1.01
•Non-GAAP Results as Compared to Third Quarter Fiscal 2023:
◦Adjusted Income from Operations(2) declined from $269 million to $263 million
◦Adjusted Net Income(2) declined 18% to $175 million
◦Adjusted Diluted EPS(2)declined 18% to $1.20
◦Adjusted EBITDA(2) declined from $352 million to $344 million
•Paid $40 million in cash dividends to common shareholders
Updated Fiscal 2024 Outlook
•Net sales of $6.54 billion to $6.60 billion
•GAAP net income of $770 million to $790 million, and Diluted EPS of $5.30 to $5.45
•Adjusted EBITDA(2) of $1,480 million to $1,510 million, which includes a temporary, higher-than-expected impact from the transition to a new ERP system in North America and a $96 million pre-tax charge(1) for the write-off of excess raw potatoes
•Adjusted Net Income(2) of $800 million to $820 million and Adjusted Diluted EPS(2) of $5.50 to $5.65
EAGLE, ID (April 4, 2024) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its results for the third quarter of fiscal 2024 and updated its full year earnings targets for fiscal 2024.

“The transition to a new enterprise resource planning (ERP) system in North America negatively impacted our financial results in the quarter by more than we expected,” said Tom Werner, President and CEO. “The ERP transition temporarily reduced the visibility of finished goods inventories located at distribution centers, which affected our ability to fill customer orders. In turn, this pressured sales volume and margin performance. While we are disappointed with the magnitude of the ERP transition’s effect on the quarter, after implementing systems adjustments and modifying processes, we believe the impact is behind us as our order fulfillment rates have normalized.”

“As a result of the ERP transition’s impact and soft near-term restaurant traffic trends, we have reduced our annual sales and earnings guidance for the year. We remain confident in the underlying performance of the business, the health of the global frozen potato category and our ability to deliver sustainable, profitable growth over the long term.”
Summary of Third Quarter FY 2024 Results
($ in millions, except per share)

	Q3 2024	Year-Over-Year Growth Rates	YTD FY 2024	Year-Over-Year Growth Rates
Net sales	$1,458.3	16%	$4,855.7	33%
Income from operations	$223.9	(16)%	$852.8	23%
Net income	$146.1	(17)%	$595.8	17%
Diluted EPS	$1.01	(17)%	$4.09	16%

Adjusted Income from Operations(2)	$262.6	(2)%	$893.6	32%
Adjusted Net Income (2)	$175.0	(18)%	$626.2	24%
Adjusted Diluted EPS (2)	$1.20	(18)%	$4.29	23%
Adjusted EBITDA (2)	$343.6	(2)%	$1,133.4	24%

Q3 2024 Commentary

ERP Transition

At the beginning of the fiscal third quarter, the Company transitioned certain central systems and functions, including order to cash, produce to deliver, source to pay, and inventory management, among others in North America to a new ERP system. After the transition, the Company experienced reduced visibility into finished goods inventories at its distribution centers, resulting in a higher-than-expected effect on customer order fulfillment rates. The transition had a greater impact on shipments of higher-margin mixed-product loads than shipments of single-product orders, resulting in unfavorable mix. The Company partnered closely with its customers to minimize the impact and estimates the lower order fulfillment rates reduced sales volume growth by approximately 8 percentage points and net sales by approximately $135 million during the fiscal third quarter, with $123 million and $12 million in the Company’s North America and International segments, respectively.

In total, the Company estimates the ERP transition negatively impacted fiscal third quarter net income by approximately $72 million, and Adjusted EBITDA(2) by approximately $95 million. With respect to the impact on Adjusted EBITDA(2), the Company estimates that approximately $55 million related to lower order fulfillment rates, and approximately $40 million related to incremental costs and expenses, of which:

•Approximately $7 million was recorded as a reduction in gross sales, and included accrued fees and charges for delayed or unfilled customer orders;

•Approximately $26 million was recorded in cost of sales, and included reduced fixed cost coverage and inefficiencies resulting from planned downtime at the Company's processing facilities, as well as additional freight charges; and

•Approximately $7 million was recorded in selling, general and administrative expenses, and largely included consulting expenses to restore order fulfillment rates.

Of the approximately $95 million negative impact on Adjusted EBITDA(2), the Company estimates that approximately $83 million impacted the North America segment, approximately $5 million impacted the International segment, and approximately $7 million impacted unallocated corporate costs.

The Company believes the impact of the order fulfillment issues were contained to the fiscal third quarter as customer order fulfillment rates have been restored to pre-transition levels.

Q3 Results of Operations

Net sales increased $204.7 million to $1,458.3 million, up 16 percent versus the prior year quarter, with the current year quarter including $356.7 million of incremental sales attributable to the consolidation of the financial results of Lamb-Weston/Meijer v.o.f., the Company’s former joint venture in Europe (“LW EMEA”), following the completion of the Company’s acquisition in February 2023 of the remaining interest in LW EMEA (the “LW EMEA Acquisition”).
Net sales, excluding the incremental sales attributable to the LW EMEA Acquisition, were down $152.0 million, or 12 percent versus the prior year quarter, with approximately $135 million of the decline attributable to the ERP transition. Volume declined 16 percent, with approximately 8 percentage points of the decline related to unfilled customer orders resulting from the Company's transition to a new ERP system in North America. The other half of the volume decline largely reflects soft restaurant traffic trends in North America and other key international markets, as well as the carryover effect of the Company's decision to exit certain lower-priced and lower-margin business in the prior year to strategically manage customer and product mix. Price/mix increased 4 percent, reflecting the benefit of inflation-driven pricing actions across both business segments, partially offset by lower customer transportation charges that were driven by lower volume and the pass-through of lower freight rates.
Gross profit increased $5.9 million versus the prior year quarter to $403.7 million, and included a $23.3 million ($17.3 million after-tax, or $0.12 per share) unrealized loss related to mark-to-market adjustments associated with commodity hedging contracts. The prior year quarter included a $5.1 million ($3.8 million after-tax, or $0.03 per share impact) unrealized loss related to mark-to-market adjustments associated with commodity hedging contracts.

Adjusted Gross Profit(2) increased $24.1 million versus the prior year quarter to $427.0 million, driven by incremental earnings from the consolidation of the financial results of LW EMEA, and benefits from inflation-driven pricing actions. Gross profit and Adjusted Gross Profit(2) in the current quarter included an estimated $33 million of incremental pre-tax costs associated with the ERP transition, as well as a $20.5 million pre-tax charge(1) for the write-off of excess raw potatoes, largely reflecting a reduction to the Company’s sales volume estimate resulting from soft restaurant traffic trends in North America and other key international markets, as well as from a higher-than-expected impact on customer order fulfillment rates related to the ERP transition.
The increase in Adjusted Gross Profit(2) was also partially offset by higher costs per pound, which largely reflected mid-single-digit cost inflation, in aggregate, for key inputs, including: raw potatoes, labor, energy, and ingredients such as grains and starches used in product coatings. The increase in per pound costs was partially offset by lower transportation rates and lower cost of edible oils.
Selling, general and administrative expenses (“SG&A”) increased $48.3 million versus the prior year quarter to $179.8 million, and included: $2.4 million ($1.8 million after-tax, or $0.01 per share) of LW EMEA integration and acquisition-related expenses; $4.0 million ($3.0 million after-tax, or $0.02 per share) of unrealized loss related to mark-to-market adjustments associated with currency hedging contracts; and $9.0 million ($6.8 million after-tax, or $0.04 per share) of foreign currency exchange losses. The prior year quarter included $4.3 million ($2.8 million after-tax, or $0.02 per share) of LW EMEA integration and acquisition-related net gains and $1.8 million ($1.4 million after-tax, or $0.01 per share) of foreign currency exchange losses.
Adjusted SG&A(2) increased $30.4 million to $164.4 million, primarily due to incremental expenses attributable to the consolidation of the financial results of LW EMEA, and higher expenses associated with information technology investments, including the transition to a new ERP system and related non-cash amortization costs. The increase in Adjusted SG&A(2) was partially offset by a reduction in compensation and benefits accruals.

Income from operations declined $42.4 million to $223.9 million, down 16 percent versus the prior year quarter. Adjusted Income from Operations(2) declined $6.3 million from the prior year quarter to $262.6 million. The increase was driven by higher sales and Adjusted Gross Profit(2), which were largely offset by higher Adjusted SG&A(2).
Net income was $146.1 million, down $29.0 million versus the prior year quarter, and Diluted EPS was $1.01, down 17 percent from the prior year quarter. Net income in the current quarter included a total net loss of $28.9 million ($38.7 million before tax, or $0.19 per share) for foreign currency exchange and unrealized mark-to-market derivative gains and losses, and items impacting comparability. Net income in the prior year quarter included a total net loss of $37.3 million ($49.7 million before tax, or $0.26 per share), including $38.7 million ($52.2 million before tax, or $0.27 per share) in unrealized mark-to-market adjustments associated with commodity and currency hedging contracts (primarily at LW EMEA), foreign currency exchange losses, and items impacting comparability.

Adjusted Net Income(2) was $175.0 million, down $37.4 million versus the prior year quarter, and Adjusted Diluted EPS(2) was $1.20, down 18 percent from the prior year quarter. The declines in Adjusted Net Income(2) and Adjusted Diluted EPS(2) largely reflect lower Adjusted Income from Operations(2) due to the factors described above, as well as higher interest expense.

Adjusted EBITDA(2) declined $8.6 million from the prior year quarter to $343.6 million, as an approximately $95 million negative impact from the ERP transition, higher cost per pound, a $25.0 million pre-tax charge(1) for the write-off of excess raw potatoes (of which $4.5 million(1) was recorded in Equity Method Investment Earnings), and lower volumes largely offset incremental earnings from the consolidation of the financial results of LW EMEA and the benefit of inflation-driven pricing actions.
The Company’s effective tax rate(3) in the third quarter was 22.8 percent, versus 19.4 percent in the prior year quarter. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes and currency, permanent differences, and discrete items.
Q3 2024 Segment Highlights
North America Summary

	Q3 2024	Year-Over-Year Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$947.5	(12%)	5%	(17%)
Segment Adjusted EBITDA	$285.9	(14%)
Net sales for the North America segment, which includes all sales to customers in the U.S., Canada and Mexico, declined $123.3 million to $947.5 million, down 12 percent versus the prior year quarter, with essentially all of the decline attributable to the ERP transition. Volume declined 17 percent, with more than one-half of the decline reflecting unfilled customer orders resulting from the ERP transition. The remainder of the volume decline largely reflects soft restaurant traffic and retail trends in North America, as well as the carryover impact of the Company’s decisions to exit certain lower-priced and lower-margin business in the prior fiscal year.
Price/mix increased 5 percent, reflecting the carryover benefit of inflation-driven pricing actions taken in fiscal 2023, as well as pricing actions for contracts with large and regional chain restaurant customers in fiscal 2024. The increase in price/mix was partially offset by lower customer transportation charges and unfavorable mix associated with the transition to a new ERP system.
North America Segment Adjusted EBITDA declined $47.1 million to $285.9 million. An approximately $83 million negative impact of the ERP transition, higher costs per pound, a $22.7 million charge(1) for the write-off of excess raw potatoes, and lower volumes drove the decline, which was partially offset by the benefit of inflation-driven pricing actions.
International Summary

	Q3 2024	Year-Over-Year Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$510.8	179%	1%	178%
Segment Adjusted EBITDA	$101.7	88%
Net sales for the International segment, which includes all sales to customers outside of North America, increased $328.0 million to $510.8 million, with the current quarter including $356.7 million of incremental sales attributable to the consolidation of the financial results of LW EMEA. International net sales, excluding the incremental sales attributable to the LW EMEA Acquisition, declined $28.7 million, or 16 percent compared to the prior year quarter, with approximately $12 million of the decline attributable to the ERP transition. Volume, excluding the benefit from the LW EMEA Acquisition, declined 17 percent. More than half of the volume decline reflects the Company’s decisions to exit certain lower-priced and lower-margin business in the prior fiscal year, with the remainder primarily reflecting unfilled customer orders served by exports from North America as a result of the transition to a new ERP system. Price/mix increased 1 percent as the carryover benefit of inflation-driven pricing actions taken in fiscal 2023 was mostly offset by lower customer transportation charges.

International Segment Adjusted EBITDA increased $47.6 million to $101.7 million. Incremental earnings from the consolidation of the financial results of LW EMEA drove the increase. Excluding the benefit from the LW EMEA Acquisition, the impact of higher costs per pound, an estimated $5 million negative impact from the ERP transition, lower volumes, and a $2.3 million allocated charge(1) for the write-off of excess raw potatoes, more than offset favorable price/mix.
Equity Method Investment Earnings (Loss)
Equity method investment earnings (loss) from unconsolidated joint ventures were earnings of $1.0 million and a loss of $23.3 million for the third quarter of fiscal 2024 and 2023, respectively. The results in the current quarter include earnings associated with the Company’s 50 percent interest in Lamb Weston/RDO Frozen, an unconsolidated joint venture in Minnesota (“Lamb Weston RDO”), while results in the prior year quarter also included earnings associated with the Company’s then 50 percent interest in LW EMEA. The results in the prior year quarter include a $47.1 million ($34.9 million after-tax, or $0.24 per share) unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts at LW EMEA.
Adjusted Equity Method Investment Earnings(2) declined $22.8 million compared to the prior year quarter, largely due to LW EMEA earnings being reflected as equity method investment earnings in the prior year quarter. The results in the current quarter also include a $4.5 million charge(1) for the write-off of excess raw potatoes at Lamb Weston RDO.
Liquidity and Cash Flows
As of February 25, 2024, the Company had $62.3 million of cash and cash equivalents, with $908.8 million of available liquidity under committed revolving credit facilities in the U.S. and Europe.
Net cash provided by operating activities for the first three quarters of fiscal 2024 was $481.5 million, up $146.4 million versus the prior year period, primarily due to higher earnings. Capital expenditures during the first three quarters of fiscal 2024 were $828.3 million, up $331.3 million versus the prior year period, primarily reflecting increased investments to support capacity expansion projects and to upgrade the Company’s ERP and information systems infrastructure.
Capital Returned to Shareholders
In the third quarter of fiscal 2024, the Company returned $40.4 million to shareholders through cash dividends. There were no repurchases of common stock under the Company's share repurchase program during the quarter. In the first three quarters of fiscal 2024, the Company paid $122.0 million in cash dividends and repurchased $150.0 million of its common stock, with an aggregate of 1,564,351 shares repurchased at an average price per share of $95.89. The Company has $450.0 million of remaining unused capacity under its existing share repurchase program.
Fiscal 2024 Outlook
The Company updated its financial targets for fiscal 2024, as follows:
•The Company updated its annual net sales target range to $6.54 billion to $6.60 billion, which includes $1.1 billion of incremental sales attributable to the consolidation of the financial results of LW EMEA during the first three quarters of the fiscal year. The Company reduced its annual net sales target from its previous range of $6.8 billion to $7.0 billion to reflect the higher-than-expected impact on customer order fulfillment rates from the transition to a new ERP system during the Company’s fiscal third quarter, as well as soft near-term restaurant traffic and retail trends in North America and other key international markets. The Company is targeting net sales of $1.69 billion to $1.75 billion in the Company’s fiscal fourth quarter, with growth versus the prior year quarter driven by higher price/mix.
•The Company updated its target ranges for net income to $770 million to $790 million and Diluted EPS of $5.30 to $5.45, including a net loss from foreign currency exchange and unrealized mark-to-market derivative gains and losses and items impacting comparability of $40.8 million ($30.4 million after-tax, or $0.20 per share) during the first three quarters of fiscal 2024. The Company previously targeted a net income range of $830 million to $900 million and a Diluted EPS range of $5.70 to $6.15.
•The Company updated its target range for Adjusted EBITDA(2) to $1,480 million to $1,510 million, which includes a $95.9 million pre-tax charge(1) for the write-off of excess raw potatoes, as well as incremental costs associated with the higher-than-expected impact of the transition to a new ERP system during the fiscal third quarter. The Company previously targeted an Adjusted EBITDA(2) range of $1,540 million to $1,620 million. The Company is targeting Adjusted EBITDA(2) of $350 million to $375 million in the Company’s fiscal fourth quarter, and expects higher net sales and Adjusted Gross Profit(2) to drive earnings growth, partially offset by Adjusted SG&A(2) of $190 million to $195 million.
•The Company updated its target ranges for Adjusted Net Income(2) to $800 million to $820 million and Adjusted Diluted EPS(2) to $5.50 to $5.65 from its previous target ranges of $830 million to $900 million and $5.70 to $6.15 per share, respectively.
The Company updated other financial targets, as follows:
•Cash used for capital expenditures of $950 million, which is the upper end of its previous estimated range of $900 million to $950 million; and
•An effective tax rate(3) (full year) at the lower end of its targeted range of 23 percent to 24 percent.
The Company maintained its targets for depreciation and amortization expense of approximately $300 million and interest expense of approximately $140 million.
End Notes
(1)Both GAAP and Non-GAAP results for the thirteen weeks ended February 25, 2024 include a $25.0 million charge ($19.0 million after-tax, or $0.13 per share) related to a write-off of excess raw potatoes. This includes a $20.5 million charge ($15.6 million after-tax, or $0.11 per share) in cost of sales, and a $4.5 million charge ($3.4 million after-tax, or $0.02 per share) recorded in equity method investment earnings (losses). The total charge to the reporting segments was as follows: $22.7 million to the North America segment and $2.3 million to the International segment. Non-GAAP results for the thirty-nine weeks ended February 25, 2024 include a $95.9 million charge ($72.9 million after-tax, or $0.50 per share) related to a write-off of excess raw potatoes. This includes a $85.1 million charge ($64.7 million after-tax, or $0.44 per share) in cost of sales, and a $10.8 million charge ($8.2 million after-tax, or $0.06 per share) recorded in equity method investment earnings (losses). The total charge to the reporting segments was as follows: $86.0 million to the North America segment and $9.9 million to the International segment.
(2)Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Equity Method Investment Earnings, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.
(3)The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.
Webcast and Conference Call Information
Lamb Weston will host a conference call to review its third quarter fiscal 2024 results at 10:00 a.m. EDT today, April 4, 2024. Participants in the U.S. and Canada may access the conference call by dialing 888-256-1007 and participants outside the U.S. and Canada should dial +1-323-794-2575. The conference ID is 4384143. The conference call also may be accessed live on the internet. Participants can register for the event at:
https://event.webcasts.com/starthere.jsp?ei=1659128&tp_key=9deeb425d4

A rebroadcast of the conference call will be available beginning on Friday, April 5, 2024, after 2:00 p.m. EDT at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston
Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.
Non-GAAP Financial Measures
To supplement the financial information included in this press release, the Company has presented Adjusted Gross Profit, Adjusted SG&A, Adjusted Income from Operations, Adjusted Income Tax Expense (Benefit), Adjusted Equity Method Investment Earnings, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as gross profit, SG&A expenses, income from operations, income tax expense, equity method investment earnings (loss), net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.
Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company's core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding foreign currency exchange and unrealized derivative activities and items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate the Company’s core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's financial results. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company's underlying business than could be obtained absent these disclosures.
The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including non-GAAP Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA. The Company cannot predict certain items that are included in reported GAAP results, including items such as strategic developments, integration and acquisition costs and related fair value adjustments, impacts of unrealized mark-to-market derivative gains and losses, foreign currency exchange, and items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking non-GAAP Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA to GAAP net income or diluted earnings per share has not been provided.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “believes,” “will,” “deliver,” “drive,” “grow,” “remain,” “estimate,” “outlook,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: the Company’s business and financial outlook and prospects; the Company’s plans, execution, capital expenditures and investments; ERP system transition; and conditions in the Company’s industry and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the availability and prices of raw materials and other commodities; labor shortages and other operational challenges; an uncertain general economic environment, including inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for the Company’s products; difficulties, disruptions or delays in implementing new technology, including the Company's new ERP system; risks associated with integrating acquired businesses, including LW EMEA; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; the competitive environment and related conditions in the markets in which the Company operates; political and economic conditions of the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the war in Ukraine and conflicts in the Middle East and the possible related heightening of the Company’s other known risks; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with other possible acquisitions; the Company’s debt levels; changes in the Company’s relationships with its growers or significant customers; actions of governments and regulatory factors affecting the Company’s businesses; the ultimate outcome of litigation or any product recalls; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (“SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.
Consolidated Statements of Earnings
(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 25, 2024 (1)	February 26, 2023	February 25, 2024 (1)	February 26, 2023
Net sales	$1,458.3	$1,253.6	$4,855.7	$3,655.7
Cost of sales (2) (3)	1,054.6	855.8	3,476.9	2,603.0
Gross profit	403.7	397.8	1,378.8	1,052.7
Selling, general and administrative expenses (4)	179.8	131.5	526.0	357.6
Income from operations	223.9	266.3	852.8	695.1
Interest expense, net	35.7	25.8	95.5	76.4
Income before income taxes and equity method earnings	188.2	240.5	757.3	618.7
Income tax expense	43.1	42.1	179.3	152.6
Equity method investment earnings (loss) (2) (5)	1.0	(23.3)	17.8	44.0
Net income (2)	$146.1	$175.1	$595.8	$510.1
Earnings per share:
Basic	$1.01	$1.22	$4.11	$3.54
Diluted	$1.01	$1.21	$4.09	$3.53
Dividends declared per common share	$0.360	$0.280	$0.920	$0.770
Weighted average common shares outstanding:
Basic	144.5	144.0	145.0	144.0
Diluted	145.3	144.8	145.8	144.7
_______________________________________________
(1)The thirteen and thirty-nine weeks ended February 25, 2024 included the consolidated financial statements of LW EMEA whereas in the same period in the prior year, LW EMEA’s financial results were recorded in “Equity method investment earnings.” For more information about the LW EMEA Acquisition, see Note 3, Acquisitions, of the Notes to Consolidated Financial Statements in the Company’s fiscal 2023 Annual Report on Form 10-K filed with the SEC on July 25, 2023 (the “Form 10-K”).
(2)Net income included the following:
a.A $25.0 million charge ($19.0 million after-tax, or $0.13 per share) and a $95.9 million charge ($72.9 million after-tax, or $0.50 per share) for the write-off of excess raw potatoes in North America for both the thirteen and thirty-nine weeks ended February 25, 2024, respectively. For the thirteen weeks ended February 25, 2024, the Company recorded a $20.5 million charge ($15.6 million after-tax, or $0.11 per share) in cost of sales, and a $4.5 million charge ($3.4 million after-tax, or $0.02 per share) in equity method investment earnings. The total charge to the reporting segments was as follows: $22.7 million to the North America segment and $2.3 million to the International segment. For the thirty-nine weeks ended February 25, 2024, the Company recorded a $85.1 million charge ($64.7 million after-tax, or $0.44 per share) in cost of sales, and a $10.8 million charge ($8.2 million after-tax, or $0.06 per share) in equity method investment earnings. The total charge to the reporting segments was as follows: $86.0 million to the North America segment and $9.9 million to the International segment.
b.For both the thirteen and thirty-nine weeks ended February 25, 2024, the Company results were negatively impacted by the ERP transition, and estimate it impacted net sales by approximately $135 million, with $123 million and $12 million in our North America and International segments, respectively. The Company estimates net income was impacted by approximately $95 million ($72 million after taxes), including approximately $55 million ($42 million after taxes) related to lower order fulfillment rates and approximately $40 million ($30 million after taxes) of incremental costs and expenses, of which, approximately $7 million ($5 million after taxes) was recorded as a reduction in gross sales, and included accrued fees and charges for delayed or unfilled customer orders; approximately $26 million ($20 million after taxes) was recorded in cost of sales, and included reduced fixed cost coverage and inefficiencies resulting from planned downtime at our processing facilities, as well as additional freight charges; and approximately $7 million ($5 million after taxes) was recorded in selling, general and administrative expenses, and largely included consulting expenses to restore order fulfillment rates. The Company estimates that approximately $83 million impacted the North America segment, approximately $5 million impacted the International segment, and approximately $7 million impacted unallocated corporate costs.
(3)Cost of sales included activity related to the step-up and sale of inventory acquired in the LW EMEA Acquisition, which resulted in $20.7 million ($15.4 million after-tax, or $0.11 per share) of costs for the thirty-nine weeks ended February 25, 2024. Cost of sales also included a $23.3 million unrealized loss ($17.3 million after-tax, or $0.12 per share) and a $5.1 million unrealized loss ($3.8 million after-tax, $0.03 per share impact) for the thirteen weeks ended February 25, 2024 and February 26, 2023, respectively; and a $3.8 million unrealized gain ($2.9 million after-tax, or $0.02 per share) and an $8.7 million unrealized loss ($6.5 million after-tax, or $0.04 per share) for the thirty-nine weeks ended February 25, 2024 and February 26, 2023, respectively, related to mark-to-market adjustments associated with commodity hedging contracts.
(4)Selling, general and administrative (SG&A) expenses included the following:
a.Net integration and acquisition-related expenses of $2.4 million ($1.8 million after-tax, or $0.01 per share) and gains of $4.3 million ($2.8 million after-tax, or $0.02 per share) for the thirteen weeks ended February 25, 2024 and February 26, 2023, respectively; and expenses of $11.2 million ($8.4 million after-tax, or $0.05 per share) and gains of $30.8 million ($22.0 million after-tax, or $0.15 per share) for the thirty-nine weeks ended February 25, 2024 and February 26, 2023, respectively;
b.Unrealized losses related to mark-to-market adjustments associated with currency hedging contracts of $4.0 million ($3.0 million after-tax, or $0.02 per share) and $5.4 million ($4.0 million after-tax, or $0.03 per share) for the thirteen and thirty-nine weeks ended February 25, 2024, respectively; and
c.Foreign currency exchange losses of $9.0 million ($6.8 million after-tax, or $0.04 per share) and $1.8 million ($1.4 million after-tax, or $0.01 per share) for the thirteen weeks ended February 25, 2024 and February 26, 2023, respectively; and losses of $7.3 million ($5.5 million after-tax, or $0.03 per share) and $4.2 million ($3.2 million after-tax, or $0.02 per share) for the thirty-nine weeks ended February 25, 2024 and February 26, 2023, respectively.
(5)Equity method investment earnings (loss) included a $47.1 million unrealized loss ($34.9 million after-tax, or $0.24 per share) and a $32.7 million unrealized gain ($24.3 million after-tax, or $0.16 per share) for the thirteen and thirty-nine weeks ended February 26, 2023, respectively, related to mark-to-market adjustments associated with commodity and currency hedging contracts.
Equity method investment earnings (loss) for the thirty-nine weeks ended February 26, 2023 also included a $15.1 million (before and after-tax, or $0.10 per share) gain recognized in connection with the purchase of an additional 40% equity interest in Lamb Weston Alimentos Modernos S.A. (“LWAMSA”).

Lamb Weston Holdings, Inc.
Consolidated Balance Sheets
(unaudited, in millions, except share data)

	February 25, 2024	May 28, 2023
ASSETS
Current assets:
Cash and cash equivalents	$62.3	$304.8
Receivables, less allowance for doubtful accounts of $1.1 and $2.6	736.2	724.2
Inventories	1,210.0	932.0
Prepaid expenses and other current assets	150.6	166.2
Total current assets	2,159.1	2,127.2
Property, plant and equipment, net	3,406.4	2,808.0
Operating lease assets	135.9	146.1
Goodwill	1,056.6	1,040.7
Intangible assets, net	106.4	110.2
Other assets	381.3	287.6
Total assets	$7,245.7	$6,519.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$538.4	$158.5
Current portion of long-term debt and financing obligations	139.1	55.3
Accounts payable	684.1	636.6
Accrued liabilities	454.4	509.8
Total current liabilities	1,816.0	1,360.2
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,175.1	3,248.4
Deferred income taxes	254.6	252.1
Other noncurrent liabilities	241.8	247.8
Total long-term liabilities	3,671.5	3,748.3
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 150,727,425 and 150,293,511 shares issued	150.7	150.3
Treasury stock, at cost, 6,336,439 and 4,627,828 common shares	(480.1)	(314.3)
Additional distributed capital	(521.0)	(558.6)
Retained earnings	2,622.1	2,160.7
Accumulated other comprehensive loss	(13.5)	(26.8)
Total stockholders’ equity	1,758.2	1,411.3
Total liabilities and stockholders’ equity	$7,245.7	$6,519.8

Lamb Weston Holdings, Inc.
Consolidated Statements of Cash Flows
(unaudited, in millions)

	Thirty-Nine Weeks Ended
	February 25, 2024	February 26, 2023
Cash flows from operating activities
Net income	$595.8	$510.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	220.0	153.3
Stock-settled, stock-based compensation expense	34.4	28.0
Equity method investment earnings in excess of distributions	(4.8)	(44.3)
Deferred income taxes	1.3	(25.5)
Foreign currency remeasurement gain	(0.1)	(21.2)
Other	(2.9)	(22.3)
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(8.6)	(47.2)
Inventories	(275.0)	(254.3)
Income taxes payable/receivable, net	36.3	13.1
Prepaid expenses and other current assets	(5.9)	5.9
Accounts payable	(25.6)	16.7
Accrued liabilities	(83.4)	22.8
Net cash provided by operating activities	$481.5	$335.1
Cash flows from investing activities
Additions to property, plant and equipment	(763.4)	(429.4)
Additions to other long-term assets	(64.9)	(67.6)
Acquisition of interests in joint venture, net	—	(42.3)
Acquisition of business, net of cash acquired	(11.2)	—
Other	14.7	3.6
Net cash used for investing activities	$(824.8)	$(535.7)
Cash flows from financing activities
Proceeds from short-term borrowings, net	379.1	—
Proceeds from issuance of debt	50.1	510.8
Repayments of debt and financing obligations	(42.0)	(24.6)
Dividends paid	(122.0)	(105.8)
Repurchase of common stock and common stock withheld to cover taxes	(165.1)	(47.2)
Other	—	(1.9)
Net cash provided by financing activities	$100.1	$331.3
Effect of exchange rate changes on cash and cash equivalents	0.7	19.3
Net (decrease) increase in cash and cash equivalents	(242.5)	150.0
Cash and cash equivalents, beginning of period	304.8	525.0
Cash and cash equivalents, end of period	$62.3	$675.0

Lamb Weston Holdings, Inc.
Segment Information
(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
	February 25, 2024	February 26, 2023	Year-Over- Year Growth Rates	Price/Mix	Volume
Segment net sales
North America	$947.5	$1,070.8	(12%)	5%	(17%)
International (1)	510.8	182.8	179%	1%	178%
	$1,458.3	$1,253.6	16%	4%	12%

Segment Adjusted EBITDA
North America	$285.9	$333.0	(14%)
International (1)	101.7	54.1	88%

	Thirty-Nine Weeks Ended
	February 25, 2024	February 26, 2023	Year-Over- Year Growth Rates	Price/Mix	Volume
Segment net sales
North America	$3,250.0	$3,088.9	5%	13%	(8%)
International (1)	1,605.7	566.8	183%	10%	173%
	$4,855.7	$3,655.7	33%	15%	18%

Segment Adjusted EBITDA
North America	$986.6	$864.4	14%
International (1)	291.5	147.4	98%
_______________________________________________
(1)The Company acquired the remaining equity interest in LW EMEA in the fourth quarter of fiscal 2023. Accordingly, LW EMEA’s net sales and adjusted EBITDA are reported in the International segment for the thirteen and thirty-nine weeks ended February 25, 2024, whereas in the same periods in the prior year, the Company’s 50 percent equity interest in LW EMEA was recorded using equity method accounting. As a result, LW EMEA’s net sales are not included in the International segment’s net sales for the thirteen and thirty-nine weeks ended February 26, 2023, and only 50 percent of LW EMEA’s adjusted EBITDA is reported in the International segment for those periods.
Segment Adjusted EBITDA includes equity method investment earnings and losses and excludes unallocated corporate costs, foreign currency exchange gains and losses, unrealized mark-to-market derivative gains and losses, and items discussed in footnotes (1)-(5) to the Consolidated Statements of Earnings.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

Thirteen Weeks Ended February 25, 2024	Gross Profit	SG&A	Income From Operations	Interest Expense	Income Tax Expense (Benefit) (1)	Equity Method Investment Earnings (Loss)	Net Income	Diluted EPS
As reported	$403.7	$179.8	$223.9	$35.7	$43.1	$1.0	$146.1	$1.01
Unrealized derivative losses (2)	23.3	(4.0)	27.3	—	7.0	—	20.3	0.14
Foreign currency exchange losses (2)	—	(9.0)	9.0	—	2.2	—	6.8	0.04
Item impacting comparability (2):
Integration and acquisition-related items, net	—	(2.4)	2.4	—	0.6	—	1.8	0.01
Total adjustments	23.3	(15.4)	38.7	—	9.8	—	28.9	0.19
Adjusted (3)	$427.0	$164.4	$262.6	$35.7	$52.9	$1.0	$175.0	$1.20

Thirteen Weeks Ended February 26, 2023
As reported	$397.8	$131.5	$266.3	$25.8	$42.1	$(23.3)	$175.1	$1.21
Unrealized derivative losses (2)	5.1	—	5.1	—	13.5	47.1	38.7	0.27
Foreign currency exchange losses (2)	—	(1.8)	1.8	—	0.4	—	1.4	0.01
Item impacting comparability (2):
Integration and acquisition-related items, net	—	4.3	(4.3)	—	(1.5)	—	(2.8)	(0.02)
Total adjustments	5.1	2.5	2.6	—	12.4	47.1	37.3	0.26
Adjusted (3)	$402.9	$134.0	$268.9	$25.8	$54.5	$23.8	$212.4	$1.47

Thirty-Nine Weeks Ended February 25, 2024
As reported	$1,378.8	$526.0	$852.8	$95.5	$179.3	$17.8	$595.8	$4.09
Unrealized derivative gains and losses (2)	(3.8)	(5.4)	1.6	—	0.5	—	1.1	0.01
Foreign currency exchange losses (2)	—	(7.3)	7.3	—	1.8	—	5.5	0.03
Items impacting comparability (2):
Inventory step-up from acquisition	20.7	—	20.7	—	5.3	—	15.4	0.11
Integration and acquisition-related items, net	—	(11.2)	11.2	—	2.8	—	8.4	0.05
Total adjustments	16.9	(23.9)	40.8	—	10.4	—	30.4	0.20
Adjusted (3)	$1,395.7	$502.1	$893.6	$95.5	$189.7	$17.8	$626.2	$4.29

Thirty-Nine Weeks Ended February 26, 2023
As reported	$1,052.7	$357.6	$695.1	$76.4	$152.6	$44.0	$510.1	$3.53
Unrealized derivative losses (2)	8.7	—	8.7	—	10.6	32.7	30.8	0.20
Foreign currency exchange losses (2)	—	(4.2)	4.2	—	1.0	—	3.2	0.02
Items impacting comparability (2):
Integration and acquisition-related items, net	—	30.8	(30.8)	—	(8.8)	—	(22.0)	(0.15)
Gain on acquisition of interest in joint venture	—	—	—	—	—	(15.1)	(15.1)	(0.10)
Total adjustments	8.7	26.6	(17.9)	—	2.8	17.6	(3.1)	(0.03)
Adjusted (3)	$1,061.4	$384.2	$677.2	$76.4	$155.4	$61.6	$507.0	$3.50
_______________________________________________
(1)Items are tax effected at the marginal rate based on the applicable tax jurisdiction.
(2)See footnotes (2)-(5) to the Consolidated Statements of Earnings for a discussion of the adjustment items.
(3)See “Non-GAAP Financial Measures” in this press release for additional information.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions)
To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA, which the Company defines as earnings, less interest expense, income tax expense, depreciation and amortization, foreign currency exchange and unrealized mark-to-market derivative gains and losses, and items impacting comparability. Adjusted EBITDA is a non-GAAP financial measure. The following table reconciles net income to Adjusted EBITDA.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	February 25, 2024	February 26, 2023	February 25, 2024	February 26, 2023
Net income (3)	$146.1	$175.1	$595.8	$510.1
Interest expense, net	35.7	25.8	95.5	76.4
Income tax expense	43.1	42.1	179.3	152.6
Income from operations including equity method investment earnings (1)	224.9	243.0	870.6	739.1
Depreciation and amortization (2)	80.0	59.5	222.0	176.9
Unrealized derivative losses (3)	27.3	5.1	1.6	8.7
Unconsolidated joint venture unrealized derivative losses (3)	—	47.1	—	32.7
Foreign currency exchange losses (3)	9.0	1.8	7.3	4.2
Items impacting comparability (3):
Inventory step-up from acquisition	—	—	20.7	—
Integration and acquisition-related items, net	2.4	(4.3)	11.2	(30.8)
Gain on acquisition of interest in joint venture	—	—	—	(15.1)
Adjusted EBITDA (4)	$343.6	$352.2	$1,133.4	$915.7

Segment Adjusted EBITDA
North America	$285.9	$333.0	$986.6	$864.4
International	101.7	54.1	291.5	147.4
Unallocated corporate costs (5)	(44.0)	(34.9)	(144.7)	(96.1)
Adjusted EBITDA	$343.6	$352.2	$1,133.4	$915.7
_______________________________________________
(1)Lamb Weston holds a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting. Lamb Weston accounted for its investments in LWAMSA and LW EMEA under the equity method of accounting until July 2022 and February 2023, respectively, when Lamb Weston acquired majority ownership and began to account for those investments by consolidating their respective financial results in Lamb Weston’s consolidated financial statements. See Note 4, Joint Venture Investments, of the Notes to Consolidated Financial Statements in the Company’s Form 10-K, for more information.
(2)Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $2.1 million and $9.3 million for the thirteen weeks ended February 25, 2024 and February 26, 2023, respectively, and $6.4 million and $26.9 million for the thirty-nine weeks ended February 25, 2024 and February 26, 2023, respectively.
(3)See footnotes (2)-(5) to the Consolidated Statements of Earnings for more information.
(4)See “Non-GAAP Financial Measures” in this press release for additional information.
(5)The Company’s two segments include corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and services, foreign exchange gains and losses, and unrealized mark-to-market derivative gains and losses. Support services include, but are not limited to, the Company’s administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments.
Unallocated corporate costs for the thirteen and thirty-nine weeks ended February 25, 2024 included unallocated corporate costs of LW EMEA whereas in the same period in the prior year, the Company’s portion of LW EMEA’s unallocated corporate costs were recorded in “Equity method investment earnings” in the International segment.